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                                                                   Exhibit 10.10

                               [LOGO OF TOKHEIM]

                              TOKHEIM CORPORATION
                              1997 INCENTIVE PLAN


SECTION 1. OBJECTIVE:
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Tokheim's Salary Administration Program, Stock Option/Grant Programs, and the
1997 Key Management Incentive Bonus Plan's objectives are to increase executives' and managerial focus toward optimizing Corporate financial performance for shareholders and return on their investment while also providing the financial resources to support the Corporation's objectives for growth, service and quality commitments, and employee and organizational development.

SECTION 2. PHILOSOPHY:
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The compensation of certain key executives and managers should be based, in part, on preestablished financial objectives of the Corporation and individual, specific, measurable objectives. This incentive plan is intended to focus the effort of the plan participants on achieving the goals approved by the Board of Directors to insure the profitability and long-term growth of Tokheim.

In addition, corporate officers are expected to share with the company in the responsibility to accumulate Tokheim stock. Corporate officer stock ownership should be significant; as such, the C.E.O. should own three (3) times base salary and each Vice President should own two (2) times their respective base salary in Tokheim stock. This goal should be reached progressively over the next continuing five (5) year period.

Stock grants and/or options and performance incentives should be the largest component of total compensation.

SECTION 3. ADMINISTRATION:
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The Board of Directors will consider and, if appropriate, approve a plan annually. The Plan will be administered by the Compensation Committee whose actions are subject to the Board of Directors approval. The decision of the Board of Directors will be final as to the interpretation of the Plan or any rule, procedure or action of the Compensation Committee.

The award or sale of shares under this plan may be restricted for up to five years and will be accompanied by cash awards equal to the fair market value of the shares on the date of lapsed restriction, if awarded, or equal to the excess of the fair market value on the date of the lapse over the original purchase price, if purchased. Annual share grants/options will not exceed 1% of total outstanding shares per year. Shares authorized for plan use will not exceed 10% of outstanding

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shares at any point in time. An addendum will be added to the plan each year reflecting current market payouts. The Compensation Committee will make the final determination of stock option levels and/or restrictions for the C.E.O. and will review the C.E.O.'s recommendation for all other corporate participants.

SECTION 4. ELIGIBILITY:
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Categories of eligible Plan participants are:

CATEGORY 1:    CEO;

CATEGORY 2:    Division President(s); and Corporate Vice Presidents;

CATEGORY 3:    Other Corporate staff and key functional managers as may be designated by the CEO of Tokheim.

Participants are measured on the results of the operating unit or units in which their principal duties are performed, that is Corporate, Group or individual operating unit. The award for those individuals who serve as Divisional Presidents will depend on the attainment of the Business Performance Factors of both the Corporation in total (50%) and the Group they administer (50%). A participant who transfers from one eligibility class to another will share pro-rata in each class based on the percentage eligibility in each class and the portion of the fiscal year spent in each class.

To receive a bonus under this Plan, a participant must be an active, full-time employee on the last business day of the Company's fiscal year. Those who join during the year will be awarded a pro-rata bonus based upon days in the plan.

If a participant dies, and such death occurs during the last two fiscal quarters of the year, a bonus, prorated in accordance with the number of days in the year in which he participated before his death, will be paid to his or her beneficiary at the same time and in the same manner as bonuses for the year are paid to Plan participants. The beneficiary will be the beneficiary designated for the employee's group life insurance plan. If no such beneficiary has been designated, the bonus will be paid to the employee's estate.

If a participant retires prior to the last day of any Plan year, a bonus, prorated in accordance with the number of days in the year in which he or she participated before retirement, will be paid to such participant at the same time and in the same manner as bonuses for the year are paid to other participants.

SECTION 5. BONUS PERCENTAGES AND COMPONENTS:
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Total incentives will be determined by the attainment of Business Performance
Factors (BPF) and Strategic Performance Factors (SPF). Attainment of minimum acceptable corporate

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performance will yield a payout of 50% of the target opportunity.

The target bonus payable to a participant will be the following.

CATEGORY 1:  C.E.O. -  50% of base salary.

CATEGORY 2:  V.P. and Subsidiary Officers  - 40% of base salary

CATEGORY 3:  Key Managers - Up to 25% of base salary as determined for each participant by the CEO.

In each class, participants earn the bonus at the specific percentage defined for achievement of financial objectives and the specific percentage defined for achievement of non-financial objectives each year.

Salary, as used to determine an employee's bonus, will mean the employee's total base salary earned in the bonus year, before deductions for salary reduction benefit plans, but excluding any and all items or forms of special compensation, bonuses, commissions or reimbursed expenses.

The above provisions notwithstanding:


A. Should any event result in a loss for the bonus year, the Chief Executive Officer and all Corporate Officers will not be eligible for a formula bonus.

B. Participants whose potential bonus is measured solely on corporate performance, are eligible for the applicable bonus only when no loss is experienced for the bonus year.

C. Participants whose bonus is measured by both divisional, subsidiary or corporate performance, are eligible for the applicable bonus based on each unit measured that experiences no loss for the bonus year.

D. The C.E.O. or the Committee may recommend discretionary bonuses based on individual performance.


SECTION 6. BUSINESS PERFORMANCE FACTORS:
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The financial objectives will be proposed to the Compensation Committee by the
CEO. The Committee will make its recommendation to the Board after evaluating Management's Business Performance Factors (BPF) targets for the Corporation as a whole and its individual operating units. The BPF targets will be determined by the CEO and will not be less than the operating plan BPF targets.

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When determining formula bonuses, operating profit and pretax profit will exclude any unusual gains or losses (such as a benefit from FAS87, a Board approved sale of business, etc.). Participants will not benefit from "Windfall" or unusual types of gains or losses, but will be given appropriate consideration based on their role in the transaction.

The BPF target as a percentage of the Total Bonus will be determined annually.

The financial component of the bonus award is a function of achieving the BPF targets and may range from 0% to 200%. The method of calculating the financial objective of the bonus follows:

A. Minimum Bonus Level: 50% - A bonus will not be paid if the minimum BPF target is not achieved.

B. Target Bonus Level; 100% - Paid when the BPF target  is achieved.

C. Maximum Bonus Level; 200% - The maximum bonus is based on 125% achievement of the BPF target as determined by the CEO and will be prorated.

SECTION 7. STRATEGIC PERFORMANCE FACTORS:
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This portion of a participant's bonus is based on individual performance evaluation of preestablished non-financial personal, unit and corporate objectives. The performance of the CEO will be evaluated by the Board of Directors. The performance of other officers will be evaluated by the CEO. The performance of Key Managers and Category 2 and 3 participants will be made by appropriate supervisors and the Vice President of Human Resources, subject to review by the CEO.

The SPF as a percentage of the Total Bonus will be determined annually.


SECTION 8. CALCULATION, APPROVAL AND PAYMENT:
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Upon completion of the annual audit and certification of results by the
Company's independent auditors, the CEO will recommend bonuses for plan participants to the Compensation Committee. Other provisions notwithstanding, the CEO may recommend increases or decreases in individual bonuses or the addition or deletion of a participant to or from the Plan in view of extraordinary or unusual events or circumstances.

Any payment to a participant under any Tokheim Deferred Compensation Plan for the bonus plan year will be deducted from the bonus award, if any.

The Committee will review the CEO's recommendations and make such adjustments as it deems appropriate.

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Bonus components may consist of cash, stock grants/options or company stock at the discretion of the CEO.

Payment of bonuses under this Plan, as reviewed by the Committee and approved by the Board of Directors will be made promptly after such approval, or to such deferred plan as the Corporation may establish for such purposes.

SECTION 9. NO CONTRACT:
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This Plan is not and will not be construed as an employment contract or as a promise or contract to pay bonuses to participants or their beneficiaries. The Plan will be reviewed at least annually by the Board of Directors, and the Plan may be amended from time to time by the Board of Directors without notice. No participant or beneficiary may sell, assign, transfer, discount or pledge as collateral for a loan, or otherwise anticipate any right to a payment or a bonus under this Plan.



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